Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

JEAN RANKIN JOINS INTERDIGITAL BOARD AS INDEPENDENT DIRECTOR

KING OF PRUSSIA, PA — June 29, 2010 — InterDigital, Inc. (NASDAQ: IDCC) today announced the election of Jean F. Rankin to its Board of Directors, effective June 28, 2010.

As Executive Vice President, General Counsel and Secretary at LSI Corporation, a leading provider of innovative silicon, systems and software technologies for the global storage and networking markets, Ms. Rankin serves as corporate secretary and manages the company’s legal affairs, as well as its intellectual property licensing programs.  Ms. Rankin’s 20-year career in the telecommunications industry spans a number of relevant areas for InterDigital, including managing and extracting value from large portfolios of technology-focused intellectual property.

“It’s a great pleasure to welcome Jean to InterDigital’s Board of Directors,” stated Terry Clontz, InterDigital’s Chairman of the Board.  “Jean’s background and expertise, particularly in overseeing legal affairs for high profile, multinational companies in the semiconductor industry, are highly relevant for InterDigital’s business.  In addition, her comprehensive experience in intellectual property licensing positions Jean as a great asset in helping to guide management and govern the company. My fellow directors and I look forward to working with her.”

Ms. Rankin joined LSI in 2007 as part of the merger with Agere Systems, where she was also Executive Vice President, General Counsel and Secretary. Prior to joining Agere in 2000, Ms. Rankin was responsible for corporate governance and corporate center legal support at Lucent Technologies, including mergers and acquisitions, securities laws, labor and employment, public relations, ERISA, investor relations and treasury. She also supervised legal support for Lucent’s microelectronics business.

Ms. Rankin received her law degree, with honors, from the University of Pennsylvania, and earned a bachelor’s degree with high distinction from the University of Virginia.

Ms. Rankin, an independent director, was elected for a term expiring at the company’s 2011 Annual Meeting of Shareholders, at which time her continued Board service will be subject to re-nomination and shareholder approval. The company’s Board of Directors now totals seven members.

About InterDigital®

InterDigital develops fundamental wireless technologies that are at the core of mobile devices, networks, and services worldwide.  We solve many of the industry’s most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment.  InterDigital has licenses and partnerships with many of the world’s leading wireless companies.

InterDigital is a registered trademark of InterDigital, Inc.

For more information, visit: www.interdigital.com

# # #

Media Contact:	Investor Contact:
Jack Indekeu Email: jack.indekeu@interdigital.com	Janet Point Email: janet.point@interdigital.com

+1 (610) 878-7800	+1 (610) 878-7800